Exhibit 10.42

FIFTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This Fifth Amendment to Credit Agreement and Waiver (the “Amendment”) is made as of November 19, 2008 among the undersigned, Smart Business Advisory and Consulting, LLC a Delaware limited liability company (the “Borrower”), Smart Business Holdings, Inc., a Delaware corporation (the “Parent”), Bank of Montreal (“BMO”), individually and as Administrative Agent (BMO being referred to herein in such capacity as the “Administrative Agent”), and the other Lenders currently party to the Credit Agreement (together with BMO, collectively referred to herein as the “Lenders”).

PRELIMINARY STATEMENTS

A.                                   The Borrower, the Parent, the Administrative Agent and the Lenders entered into a Credit Agreement dated as of May 15, 2007 (as heretofore amended, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.                                      The Borrower has requested that the Lenders waive certain Events of Default that have occurred under the Credit Agreement and amend certain provisions to the Credit Agreement and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

C.                                      The Borrower acknowledges and agrees that the principal amount of Loans and Letters of Credit as of November 18, 2008, is $45,322,150 ($44,437,500 in Term Loans, $0 in Revolving Loans, $0 in Swing Loans, $0 in Letters of Credit and $884,650 in BMO Hedge Termination Payment), and such amount (together with interest and fees thereon) is justly and truly owing by the Borrower without defense, offset or counterclaim.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                                 WAIVER.

Section 1.01.                                The Borrower acknowledges the Existing Defaults set forth on Schedule I (the “Existing Defaults”).

The Borrower has requested that the Lenders waive the Existing Defaults. Accordingly, subject to the satisfaction of the conditions precedent set forth in Section 8 below, the Administrative Agent and the Lenders hereby waive the Existing Defaults.

Section 1.02.                                The Parent and the Borrower acknowledge and agree that the foregoing waiver is limited to the matters expressly set forth herein and the Parent and the Borrower remain obligated to comply with all other terms and conditions of the Credit Agreement and the other Loan Documents.  The Parent and the Borrower further acknowledge and agree that the Lenders shall not be obligated in the future to waive any provision of the Credit Agreement or the other Loan Documents as a result of having provided the waiver contained herein.

Section 1.03.                                The Borrower has requested that the Lenders waive the requirement pursuant to Section 8.5(h) of the Credit Agreement that the Borrower deliver a Compliance Certificate with respect to its fiscal quarter ended September 30, 2008. Accordingly, subject to the satisfaction of the conditions precedent set forth in Section 8 below, the Administrative Agent and the Lenders hereby waive the requirement for the delivery of such Compliance Certificate.

SECTION 2.                                                 TERMINATION OF REVOLVING CREDIT COMMITMENTS.

Section 2.01. Effective as of the date hereof, the Revolving Credit Commitments (including without limitation the L/C Sublimit and Swing Line Sublimit) shall be terminated in their entirety, the Borrower shall not have the right to request credit under the Revolving Credit and the Lenders shall not be obligated to honor any such request for credit under the Revolving Credit.

SECTION 3.                                                 AMENDMENTS.

Subject to satisfaction of the conditions precedent set forth in Section 8 hereof, the Credit Agreement is hereby amended as follows:

Section 3.01.                                The defined terms “Base Rate” and “Eurodollar Reserve Percentage” appearing in Section 1.4 of the Credit Agreement are hereby amended in their entireties and as so amended shall be restated to read as follows:

“Base Rate” means, for any day, the rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.50%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

Section 3.02.                                The table appearing in the defined term “Applicable Margin” set forth in Section 5.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

LEVEL	TOTAL FUNDED DEBT/EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS UNDER TERM B CREDIT SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS UNDER TERM B CREDIT SHALL BE:

III	Greater than or equal to 4.00	4.00%	5.50%

II	Less than 4.00 to 1.0, but greater than or equal to 3.50 to 1.0	3.50%	5.00%

I	Less than 3.50 to 1.0	3.00%	4.50%

Section 3.03.                                Section 1.2 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 1.2.  [Intentionally omitted]

Section 3.04.                                Section 1.3 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 1.3.  [Intentionally omitted]

Section 3.05.                                Section 1.8(a) of the Credit Agreement is hereby amended by striking the reference to the date “May 15, 2013” and substituting the date “March 31, 2011.”

Section 3.06.                                Section 1.8(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(b)                                 BMO Hedge Termination Payment.  The Borrower shall make principal payments of the BMO Hedge Termination Payment in installments on the last day of each March, June, September and December in each year, commencing with the calendar quarter ending December 31, 2008, with the amount of each such principal installment to equal $2,482, it being agreed that a final payment consisting of all principal and interest not sooner paid on the BMO Hedge Termination Payment shall be due and payable on March 31, 2011.

Section 3.07.                                The third sentence of each of Sections 1.9(b)(i), (ii), (iii) and (iv) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

The amount of each of such prepayment shall be applied ratably to the outstanding Term B Loans and BMO Hedge Termination Payment based upon the outstanding principal amounts thereof until paid in full.

Section 3.08.                                Section 1.9(b)(v) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

(v)                                 [Intentionally omitted]

Section 3.09.                                Section 1.13 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 1.13.  [Intentionally omitted]

Section 3.10.                                Section 1.15 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 1.15.  [Intentionally omitted]

Section 3.11.                                Section 2.1(a) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

(a)                                  [Intentionally omitted]

Section 3.12.                                Section 2.1(b) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

(b)                                 [Intentionally omitted]

Section 3.13.                                Section 5.1 of the Credit Agreement is hereby amended by adding thereto a new defined term “BMO Hedge Termination Payment” which reads as follows:

“BMO Hedge Termination Payment” means the Hedging Liability owing to Bank of Montreal pursuant to that certain ISDA Master Agreement dated as of June 25, 2007, between the Borrower and Bank of Montreal, together with the Schedules thereto of each date therewith.

Section 3.14.                                The following defined terms appearing in Section 5.1 of the Credit Agreement are hereby amended in their entireties and as so amended shall be restated to read as follows:

“EBITDA” means, with reference to any period (each, a “Test Period”), Net Income for such Test Period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such Test Period, (b) federal and state income tax expense for such Test Period, (c) depreciation of fixed assets and amortization of intangible assets for such Test Period, (d) non-cash expenses or charges (including without limitation non-cash stock-based compensation expenses and non-cash impairment charges) incurred during such Test Period, (e) all amounts paid to FTI Consulting, Inc. or other agents engaged or retained by or on behalf of the Administrative Agent or the Lenders during such Test Period, (f) without duplication, non-capitalized expenses incurred during such period related to certain amendments to the Loan Documents or related agreements in an aggregate amount not to exceed $500,000, (g) non-recurring executive search, relocation, retention and severance expenses incurred during such Test Period (to the extent incurred prior to December 31, 2009), (h) non-recurring employee severance, office closure or lease acceleration expenses or charges incurred during such Test Period, (i) non-recurring expenses incurred during such Test Period arising solely from the closing and winding up of the Borrower’s London operations, and (j) other pro forma adjustments for such Test Period proposed by the Borrower and reasonably acceptable to the Required Lenders.

“Fixed Charges” means, with reference to any period, the sum of (a) all payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, (b) Interest Expense (other than amounts representing a write-down of capitalized debt costs arising from the reduction of the aggregate Commitments contemplated by the Fifth Amendment to this Agreement) for such period payable or paid in cash, (c) Tax Distributions paid or payable in cash by the Borrower and its Subsidiaries during such period, (d) payments permitted by Section 8.12(c) hereof made during such period, (e) non-recurring executive search, relocation, retention and severance expenses incurred during such period (to the extent incurred prior to December 31, 2009) and (f) non-recurring cash expenses incurred during such Test Period arising solely from the closing and winding up of the Borrower’s London operations.

“Lenders” means and includes BMO Capital Markets Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and including Bank of Montreal with respect to the BMO Hedge Termination Payment.

“Loan” means any Term B Loan or the BMO Hedge Termination Payment, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

Section 3.15.                                Section 5.1 of the Credit Agreement is hereby amended by striking the defined terms “Cure Right” and “Permitted Acquisition” appearing therein and all references to such terms in the Credit Agreement or the other Loan Documents shall be deemed of no further force or effect.

Section 3.16.                                Section 6.6 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

Section 6.6.                                No Material Adverse Change.  Since October 31, 2008, or, if later, the date of the most recent audited financial statements delivered pursuant to Section 8.5(b) hereof (whichever is later), there has been no change in the condition (financial or otherwise) or business prospects of the Parent, the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 3.17.                                Clause (h) of Section 8.9 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(h)                                 [Intentionally Omitted];

Section 3.18.                                Clause (b) of Section 8.12 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

(b)                                 [Intentionally Omitted];

Section 3.19.                                Section 8.16 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

Section 8.16.                         No Changes in Fiscal Year.  The fiscal year of the Parent and its Subsidiaries ends on December 31 of each year; and the Parent shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 3.20.                                Section 8.21 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

Section 8.21.                         Domestic EBITDA.  The Borrower shall maintain its business such that not less than 66-2/3% of the EBITDA of the Borrower and its Subsidiaries in any 12 consecutive calendar month period commencing with the 12 consecutive calendar month period ending December 31, 2009 is attributable to the Borrower and its Domestic Subsidiaries (excluding any of their respective Foreign Subsidiaries).

Section 3.21.                                Section 8.22(a) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

(a)                                  Total Funded Debt/EBITDA Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period below:

PERIOD(S) ENDING	TOTAL FUNDED DEBT/EBITDA RATIO SHALL NOT BE GREATER THAN:

12/31/09	8.00 to 1.0

3/31/10	7.80 to 1.0

6/30/10	7.70 to 1.0

9/30/10	7.60 to 1.0

12/31/10 and thereafter	7.50 to 1.0

Section 3.22.                                Section 8.22(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

(b)                               Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower specified below, the Borrower shall maintain a ratio of (i) EBITDA for the period set forth below (each, a “Compliance Period”), less Capital Expenditures for such Compliance Period, plus, to the extent such Compliance Period includes the fiscal quarter ended December 31, 2008, the aggregate equity contribution (not to exceed $5,000,000) made by the Sponsor to the Parent and contributed by the Parent to the Borrower in connection with the Fifth Amendment to this Agreement, to (ii) Fixed Charges for the Compliance Period set forth below of not less than the corresponding ratio set forth opposite such Compliance Period below:

COMPLIANCE PERIOD ENDED	FIXED CHARGE COVERAGE RATIO SHALL NOT BE GREATER THAN:

Fiscal Quarter Ended 12/31/08	1.1 to 1.0

Two Fiscal Quarters Ended 3/31/09	1.1 to 1.0

Three Fiscal Quarters Ended 6/30/09	1.1 to 1.0

Four Fiscal Quarters Ended 9/30/09	1.15 to 1.0

Four Fiscal Quarters Ended 12/31/09	1.15 to 1.0

Four Fiscal Quarters Ended 3/31/10 and thereafter	1.15 to 1.0

Section 3.23.                                Section 8.22(c) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

Minimum EBITDA.  The Borrower shall at all times, maintain EBITDA as of the last day of each fiscal quarter specified below, for the period specified below, in an amount not less than the amount set forth opposite such period below:

PERIOD	MINIMUM REQUIRED AMOUNT

Fiscal Quarter Ended 12/31/08	$(3,700,000)

Two Fiscal Quarters Ended 3/31/09	$(2,450,000)

Three Fiscal Quarters Ended 6/30/09	$(1,150,000)

Four Fiscal Quarters Ended 9/30/09	$150,000

Four Fiscal Quarters Ended 12/31/09	$5,100,000

Four Fiscal Quarters Ended 3/31/10	$5,100,000

Four Fiscal Quarters Ended 6/30/10	$5,100,000

Four Fiscal Quarters Ended 9/30/10	$5,100,000

Four Fiscal Quarters Ended 12/31/10 and thereafter	$5,100,000

Section 3.24.                                Section 8.22(e) of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

(e)                                  Operating Leases.  The Borrower shall not, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of rental expense (net of sublease income and excluding any accelerated rental expenses resulting from the termination of a lease of similar arrangement and otherwise as determined in accordance with GAAP) incurred by the Borrower and its Subsidiaries under all such leases and similar arrangements during each fiscal year of the Borrower specified below would exceed the amount specified below for such fiscal year:

FISCAL YEAR ENDED	MAXIMUM RENTAL EXPENSE

12/31/08	$5,750,000

12/31/09	$5,750,000

12/31/10 and thereafter	$6,500,000

Capital Leases shall not be included in computing compliance with this Section to the extent the Borrower’s and its Subsidiaries’ liability in respect of the same is permitted by Section 8.7(b) hereof.

Section 3.25.                                Section 8.23 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 8.23.  [Intentionally omitted]

Section 3.26.                                Section 8.24 of the Credit Agreement shall be amended in its entirety and as so amended shall be restated to read as follows:

Section 8.24.  [Intentionally omitted]

Section 3.27.                                Section 8 of the Credit Agreement is hereby amended by adding the following subsection:

Section 8.25.  Provision of Cash Flow Forecasts.  On or prior to the 3rd day of each calendar week, the Borrower shall deliver to the Administrative Agent and the Lenders a thirteen (13) week cash flow forecast which shall include, but not be limited to, reconciliation (except in the case of the first such cash flow forecast provided pursuant to the terms hereof) to such thirteen (13) week cash flow forecast previously delivered to the Administrative Agent and the Lenders as specified by the Administrative Agent.

Section 3.28.                                Section 8 of the Credit Agreement is hereby amended by adding the following subsection:

Section 8.26.                         London EBITDA.  Commencing with the fiscal quarter of the Borrower ending December 31, 2008, the Borrower shall not permit the sum for any fiscal quarter of the Borrower of (i) EBITDA attributable to the Borrower’s London, England operations plus (ii) rental expense for the Borrower’s London, England facility to be less than $0 for more than two consecutive fiscal quarters of the Borrower.

Section 3.29.                                Section 9.6 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:

Section 9.6.                                [Intentionally Omitted].

SECTION 4.                                                 TERM LOAN/BMO HEDGE TERMINATION PAYMENT AMORTIZATION

Pursuant to the terms of the Capital Contribution Agreement, the Sponsor contributed $5,000,000 to the Borrower in the form of a capital contribution, the proceeds (the “Capital Contribution Proceeds”) of which were delivered by the Borrower to the Administrative Agent.  As set forth in the First Amendment to Forbearance Agreement dated as of August 25, 2008, the Capital Contribution Proceeds were deposited by the Administrative Agent into the Collateral Account and continue to be held by the Administrative Agent as security for, and for application by the Administrative Agent to the Obligations as directed by the Required Lenders.

Upon the effectiveness of this Amendment as set forth in Section 7 below, the parties hereto hereby acknowledge and agree that $3,987,500 of the Capital Contribution Proceeds shall be withdrawn from the Collateral Account and applied as and for a mandatory prepayment of the Obligations, such prepayment to be applied to the Term B Loans (and not the BMO Hedge Termination Payment).

Notwithstanding anything contained in the Credit Agreement to the contrary, the scheduled installment payments (the “Installment Payments”), other than the final payment thereof due and owing on March 31, 2011, of the Term B Loans (and not the BMO Hedge Termination Payment) required under the terms of Section 1.8 of the Credit Agreement, as amended hereby, shall be paid from the Capital Contribution Proceeds remaining on deposit in the Collateral Account after giving effect to the mandatory prepayment referred to in the immediately preceding paragraph.  To the extent that proceeds on deposit in the Collateral Account at any time are insufficient to satisfy any such Installment Payment when due, the Borrower shall remain obligated to  make such Installment Payment in full.

SECTION 5.                                                 ADDITIONAL AGREEMENTS.

The Borrower further agrees that the Administrative Agent shall have the right to re-engage on behalf of the Lenders FTI Consulting, Inc., to evaluate the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries and to perform such other information gathering or evaluation acts as may be reasonably requested by the Administrative Agent or the Required Lenders, and the reasonable costs and expenses of such financial advisor shall be borne by the Borrower (provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to pay such costs and expenses in excess of $100,000 in any calendar year) and constitute part of the Obligations.  The Borrower shall take reasonable steps to make available to such financial advisor and its representatives such information respecting the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries as may be reasonably requested by such financial advisor and shall make its officers, employees, and requests its independent public accountants to be available with reasonable prior notice to discuss such information with such financial advisor and its representatives.

SECTION 6.                                                 FEES.

Section 6.01.           Upfront Fee.  The Borrower shall pay to the Administrative Agent, for the ratable distribution to each Lender (including Bank of Montreal) which executes and delivers this Amendment, an upfront fee equal to 1.00% of the aggregate principal amount of the Term Loan and the BMO Hedge Termination Payment outstanding after application of the Prepayment Amount pursuant to Section 4 above (the “Upfront Fee”).  The Upfront Fee shall be payable in two installments: (i) 0.50% on the closing date of the Amendment and (ii) 0.50% on March 31, 2011, or, if earlier, the date of repayment in full of all Obligations.

Section 6.02.           Success Fee.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a success fee (herein, the “Success Fee”) equal to $1,000,000, which fee shall be due and payable on the earlier to occur of (i) the final maturity date of the Term B Loans and the BMO Hedge Termination Payment and (ii) the repayment in full of all Obligations under the Credit Agreement; provided, however, that the Success Fee shall be due and payable only to the extent that the Borrower’s EBITDA for any four consecutive fiscal quarters of the Borrower ended on or prior to March 31, 2011 is greater than or equal to $15,000,000.

SECTION 7.                                                 TERMINATION OF CAPITAL CONTRIBUTION AGREEMENT

Effective as of the date hereof, the Capital Contribution Agreement shall be terminated in its entirety and shall be of no further force and effect.

SECTION 8.                                                 CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

Section 8.01.           The Borrower, the Parent and the Required Lenders shall have executed and delivered this Amendment.

Section 8.02.           The Borrower shall have paid to the Administrative Agent that portion of the Upfront Fee set forth in Section 6 above which is due and payable on the closing date of this Amendment.

Section 8.03.           Great Hill Equity Partners III, L.P. and its affiliates shall have made an equity contribution to the Parent in the amount of $5,000,000 which shall be contributed by the Parent to the Borrower in the form of a cash equity contribution, the proceeds of which shall be used by the Borrower for its working capital needs.

Section 8.04.           Legal matters incident to the execution and delivery of this Amendment shall otherwise be satisfactory to the Administrative Agent and its counsel.

Section 8.05.           After giving effect to this Amendment, no Event of Default shall have occurred and be continuing as of the date of this Amendment that would otherwise take effect.

SECTION 9.                                                 POST-CLOSING COVENANT.

The Borrower shall within 30 days following the closing date of this Amendment, deliver to the Administrative Agent a fully-executed deposit account control agreement in favor of Administrative Agent on terms reasonably satisfactory to Administrative Agent, including but not limited to that each such deposit account control agreement shall provide that Borrower may direct transfers of amounts in such account to Administrative Agent and that, upon the occurrence and during the continuation of an Event of Default, no other party, including Borrower, shall otherwise have control over such deposit account, with respect to each deposit account set forth on Schedule III to this Amendment which is not (i) subject to a currently effective deposit account control agreement or (ii) exempt from any such requirement pursuant to the provisions of Section 4.2 of the Credit Agreement.

SECTION 10.                                           REPRESENTATIONS.

In order to induce the Required Lenders to execute and deliver this Amendment, the Borrower and the Parent, as applicable, hereby represent to the Required Lenders that as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement (as amended hereby) are and shall be and remain true and correct in all material respects subject to the updated disclosure with respect to Section 6.5 and 6.11 thereof attached as Schedule II and, unless specifically waived herein, the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to this Amendment and no Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.  The Borrower and the Parent hereby represent that all deposit accounts of the Borrower and Parent as of the date hereof are set forth on Schedule  III attached hereto.

SECTION 11.         MISCELLANEOUS.

Section 11.01.        RELEASE.  FOR VALUE RECEIVED, INCLUDING WITHOUT LIMITATION, THE AGREEMENTS OF THE LENDERS IN THIS AGREEMENT, THE BORROWER HEREBY RELEASES THE ADMINISTRATIVE AGENT AND EACH LENDER, ITS CURRENT AND FORMER SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, ATTORNEYS, CONSULTANTS, AND PROFESSIONAL ADVISORS (COLLECTIVELY, THE “RELEASED PARTIES”) OF AND FROM ANY AND ALL DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, CONTROVERSIES, ACTS AND OMISSIONS, LIABILITIES, AND OTHER CLAIMS OF EVERY KIND OR NATURE WHATSOEVER, BOTH IN LAW AND IN EQUITY, KNOWN OR UNKNOWN, WHICH THE BORROWER HAS OR EVER HAD AGAINST THE RELEASED PARTIES FROM THE BEGINNING OF THE WORLD TO THIS DATE, INCLUDING, WITHOUT LIMITATION, THOSE ARISING OUT OF THE EXISTING FINANCING ARRANGEMENTS BETWEEN THE BORROWER AND THE LENDERS, AND THE BORROWER FURTHER ACKNOWLEDGES THAT, AS OF THE DATE HEREOF, IT DOES NOT HAVE ANY COUNTERCLAIM, SET-OFF, OR DEFENSE AGAINST THE RELEASED PARTIES, EACH OF WHICH THE BORROWER HEREBY EXPRESSLY WAIVES.

Section 11.02.        The Borrower and the Parent heretofore executed and delivered the Collateral Documents.  The Borrower and the Parent hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and Lenders thereunder, the obligations of the Borrower and the Parent thereunder, and the Liens created and provided for thereunder in each case remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

Section 11.03.        Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 11.04.        This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  This Amendment shall be governed by the internal laws of the State of Illinois.

Section 11.05.        The Borrower agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the documented reasonable fees and expenses of counsel for the Agent with respect to the foregoing.

Section 11.06.        The Borrower agrees to indemnify the Lenders against all losses, liabilities, claims, damages and expenses relating to or arising out of the loan documents, the transactions contemplated hereby, or the Borrower’s use of loan proceeds, including, without limitation, environmental problems, except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  Such indemnity shall include, without limitation, reasonable documents out-of-pocket attorneys’ fees and settlement costs, as further described in Section 13.15 (Costs and Expenses; Indemnification) of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

“BORROWER”

SMART BUSINESS ADVISORY AND CONSULTING, LLC

By
Name
Title

“PARENT”

SMART BUSINESS HOLDINGS, INC.

By
Name
Title

Accepted and agreed to.

BANK OF MONTREAL, as L/C Issuer, and as Administrative Agent

By
Name
Title

BMO CAPITAL MARKETS FINANCING, INC., as a Lender and as Swing Line Lender

By
Name
Title

BANK OF MONTREAL, as a Lender

By
Name
Title

MC FUNDING LTD.

	By:	Monroe Capital Management LLC,
as Collateral Manager

By:
Name:
Title:

GARRISON FUNDING 2008-1 LTD.

By:
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC,
as Investment Advisor

By:
Name:
Title:

BABSON MID-MARKET CLO LTD. 2007-II

By:	Babson Capital Management LLC,
as Collateral Manager

By:
Name:
Title:

KNIGHTSBRIDGE CLO 2008-1 LIMITED

By:	ACKB LLC, in its capacity as Manger
By:	A.C. Corporation, its sole member

By:
Name:
Title:

KNIGHTSBRIDGE CLO 2007-1 LIMITED

By:	ACKB LLC, in its capacity as Manger
By:	A.C. Corporation, its sole member

By:
Name:
Title:

SARGAS CLO I LTD.

By:	Sargas Asset Management, LLC, its
Portfolio Manager

By
Name
Title

CS CLO II LLC (F/K/A CS ADVISORS CLO II LTD.)

By:	CapitalSource CF II Inc.,
its Manager

By
Name
Title

CAPITALSOURCE COMMERCIAL LOAN COMPANY, LLC, 2007-3 (F/K/A CS ADVISORS CLO III LTD.)

By
Name
Title

COLTS 2005-2 LTD, AS LENDER

By:	Structured Asset Investors, LLC
as Collateral Manager

By
Name
Title

COLTS 2007-1 LTD, AS LENDER

By:	Structured Asset Investors, LLC
as Collateral Manager

By
Name
Title

SCHEDULE I

EXISTING DEFAULTS

1.        Failure to comply with Section 8.5(b) of the Credit Agreement due to the Parent’s failure to timely deliver its annual financial statements in accordance with such section for the fiscal year ended December 31, 2007 and, as a result of such failure, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

2.        Failure to comply with Sections 8.5(g) and 8.9 of the Credit Agreement due to the failure of the Parent or the Borrower to promptly deliver written notice of (i) litigation related to the non-compete agreements of individuals hired by the Borrower and the settlement thereof, pursuant to which the Borrower paid approximately $1.5 million to settle the litigation or (ii) the occurrence of the Existing Defaults and, as a result of such failures, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

3.        Failure to comply with Section 8.7 of the Credit Agreement due to the Parent’s payment of the following Parent Subordinated Notes and, as a result of such payment, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement:

a.        the Parent Subordinated Notes for approximately $257,000 in the aggregate held by five individuals.

4.        Failure to comply with Sections 8.10 and 1.9(b) of the Credit Agreement due to the Borrower’s divesture of its Baltimore Private Client practice for approximately $1.3 million and the Borrower’s failure to provide timely notice thereof and to prepay the Obligations in the amount of the proceeds thereof and, as a result of such purchase, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

5.        Failure to comply with Section 8.12 of the Credit Agreement due to the consummation of the recapitalization of the Parent described on Exhibit A immediately prior to the closing date of the Amendment and, as a result of such purchase, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

6.        Failure to comply with Section 8.12 of the Credit Agreement due to the Parent’s purchase of its capital stock from the following holders thereof and, as a result of such purchase, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement:

a.        SBAC, LLC (for $500,000) [capital stock of the Parent acquired by SBAC, LLC (for administrative convenience, rather than by the Parent directly) from departing Managing Directors]

b.        Three individuals (for less than $1,000 each).

7.        Failure to comply with Section 8.21 of the Credit Agreement due to the Borrower’s failure to ensure that no less than 66 2/3% of the EBITDA of the Borrower and its Subsidiaries in any 12 consecutive calendar month period was attributable to the Borrower and its Domestic Subsidiaries and, as a result of such non-compliance, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

8.        Failure to comply with Sections 8.22(a), 8.22(b) and 8.22(c) of the Credit Agreement as of December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008 and, as a result of such non-compliance, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

9.        Failure to comply with Section 8.23 of the Credit Agreement due to the failure of the Parent and the Borrower to cause the Parent, the Borrower and the Borrower’s Subsidiaries to maintain the Administrative Agent (or one of its Affiliates) as its depository bank and, as a result of such failure, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

10.      Failure to comply with Section 7 of the First Amendment to Forbearance Agreement dated as of August 25, 2008, due to the failure of the Parent to convert its subordinated debt in the aggregate amount of $5,000,000 issued to Great Hill Equity Partners III, LP and Great Hill Investors, LLC into capital stock of the Parent by September 10, 2008 and, as a result of such failure, an Event of Default has occurred under Section 9.1(b) of the Credit Agreement

2

EXHIBIT A

RECAPITALIZATION OF PARENT

In connection with the recapitalization of the Parent immediately prior to the closing of the Amendment, the following transaction where consummated.

The Parent amended and restated its existing Certificate of Incorporation to effectuate a 1,000-to-1 reverse stock split and create a class of Redeemable Preferred Stock of the Parent (the “New Preferred Stock”) with a six percent (6%) dividend.  Great Hill Partners III, L.P. and Great Hill Investors, LLC (together, “Great Hill”) exchanged (i) the Series A Convertible Preferred Stock of the Parent previously held by Great Hill, (ii) the $5,000,000 subordinated promissory notes of the Parent and (iii) an additional $5,000,000 capital contribution, for shares of New Preferred Stock and shares of Common Stock of the Parent that together represent approximately 99.9% of the outstanding capital stock of the Parent before the grant of any new stock options.  The Parent’s existing option holders terminated all outstanding options held by such option holders.  The Parent’s 2007 Stock Option and Grant Plan was amended to increase the number shares of Common Stock available for grant from 1,850 (following the reverse stock split) to 333,554, representing approximately 28% of the Parent’s Common Stock following the recapitalization.

SCHEDULE II

UPDATED DISCLOSURE

SCHEDULE 6.5

The Target’s Interim Statements were restated by the restated 2007 financial statements previously delivered by the Borrower to the Administrative Agent and the Lenders.

SCHEDULE 6.11

The Parent and the Borrower received in November 2008 notices from two former service providers threatening litigation against the Parent and the Borrower for alleged non-payment of severance.

SCHEDULE III

DEPOSIT ACCOUNTS

SMART Business Advisory and Consulting, LLC	Bryn Mawr Trust	Operating Account
SMART Business Advisory and Consulting, LLC	Bryn Mawr Trust	Flex Funding Account
SMART and Associates, LLP	Bryn Mawr Trust	Operating Account
SMART Business Advisory and Consulting, LLC	Wachovia	Operating Account
SMART Business Advisory and Consulting, LLC	Wachovia	Payroll Account
SMART UK	Wachovia	Operating Account
SMART UK	Wachovia	Operating Account
SMART Business Advisory and Consulting, LLC	Bank of Montreal	Operating Account
SMART Business Advisory and Consulting, LLC	Bank of Montreal	Payroll Account
SMART Business Advisory and Consulting, LLC	Bank of Montreal	Flex Funding Account